Exhibit 99.1

Contact:	Susan E. Moss
Senior Vice President, Marketing and Communications
(502) 596-7296

KINDRED NAMES JON B. ROUSSEAU EXECUTIVE VICE PRESIDENT AND PRESIDENT OF REHABCARE

LOUISVILLE, Ky. (March 5, 2015) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced that Jon B. Rousseau, President of Kindred’s Care Management Division, has been named Executive Vice President and President of RehabCare, effective with the April 1, 2015 retirement of Patricia M. Henry. In addition, Kindred announced that William M. Altman, Executive Vice President for Strategy, Policy and Integrated Care, will assume responsibilities for Kindred’s care management operations. Mr. Rousseau will report to Kindred’s Chief Operating Officer, Kent H. Wallace, and Mr. Altman will report to Benjamin A. Breier, Kindred’s President and Chief Executive Officer-elect.

Kindred also today announced the appointment of Christopher Day as Senior Vice President, Strategy and Care Management. Mr. Day will report to Mr. Altman.

“Since joining Kindred, Jon led considerable growth, standardization and innovation in our Home Health and Hospice operations,” said Mr. Breier. “Jon also helped grow our home-based primary care program, helped advance our Care Transitions Program and was a thought leader in testing new payment and delivery models. Jon’s leadership and management skills will be invaluable in our RehabCare Division, which along with the largest skilled nursing and community based rehabilitation business in the country, and now boasts one of the largest Acute and Inpatient Rehabilitation businesses in the country as well.”

Mr. Breier added, “I want to thank Pat for her dedication and leadership. Pat joined Kindred when we acquired RehabCare in June 2011. She became President of RehabCare in December 2011 and she has overseen the growth and development of RehabCare, most importantly improving patient outcomes and customer satisfaction. Pat has agreed to stay on in the role of Senior Advisor, and we are thankful she will continue to make a meaningful contribution to Kindred and RehabCare.”

“Bill Altman has been a driving force in developing Kindred’s strategic plan, integrated care markets and network development, which will enable us to continue growing our care management operations,” Mr. Breier said. “We will continue to benefit from Bill’s leadership in our strategy and public policy initiatives.”

Regarding Mr. Day’s appointment, Mr. Wallace said, “Chris has nationally-recognized experience in building dynamic relationships between payors and providers. He has the proven ability to utilize quality data analytics that will be valuable as we continue executing on our strategy to further develop our Integrated Care Markets and develop partnerships that advance our capacity to deliver coordinated care across the continuum.”

About Jon Rousseau: Mr. Rousseau has served as President of Kindred’s Care Management Division, which included Kindred at Home, since July 2013. Prior to joining Kindred, Mr. Rousseau was Vice President of Global Marketing, Vice President of North America Marketing, led major strategic initiatives, and co-led the branded business unit for Mylan Inc. (NASDAQ:MYL), one of the largest specialty pharmaceutical companies. Previously, he worked for Medtronic, Inc. (NYSE:MDT), the world’s leading medical device maker, leading a specialized business line and business development efforts. Mr. Rousseau worked at Friedman,

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680 South Fourth Street    Louisville, Kentucky 40202

502.596.7300        www.kindredhealthcare.com

Kindred Names Jon B. Rousseau Executive Vice President and President of RehabCare

March 5, 2015

Fleischer and Lowe, a leading private equity firm, and in investment banking and mergers and acquisitions at Morgan Stanley. Mr. Rousseau earned a bachelor’s degree in economics from Princeton University and an MBA from Harvard Business School.

About William Altman: Mr. Altman, who joined the Company in 1996, has served as Executive Vice President for Strategy, Policy and Integrated Care since May 2012 and was Senior Vice President, Strategy and Public Policy from January 2008 to May 2012. Mr. Altman is responsible for working with leading policymakers and national trade organizations in order to advance Kindred’s strategic plan, Integrated Care Markets and network development activities on behalf of Kindred patients and employees. He also directs the Company’s engagement with Accountable Care Organizations, bundled payment demonstrations, physician groups and managed care organizations. In addition to a law degree, Mr. Altman holds a master’s degree from the Humphrey Institute of Public Affairs at the University of Minnesota.

About Christopher Day: Mr. Day joins Kindred from Aetna Inc. (NYSE:AET), where he has served as Chief Business Development Officer since 2010. He has been recognized as a national leader in working with providers to design and build new models that deliver more value for consumers. He joined Aetna in 2008 as Senior Strategist and led enterprise-wide strategy development efforts on provider payment and delivery system reform, accountable care, Aetna’s quality and total cost strategy, health information technology and personalized, consumer health solutions. Previously, he was Strategy Advisor with Humana Inc. (NYSE:HUM) from 2006 to 2008. Mr. Day earned his undergraduate degree and a master of public health degree from the University of Kentucky and an MBA from Yale School of Management.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-85 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion1. At December 31, 2014, on a pro forma basis to include Gentiva and Centerre, Kindred through its subsidiaries had approximately 103,000 employees providing healthcare services in 2,872 locations in 47 states, including 97 transitional care hospitals, 16 inpatient rehabilitation hospitals, 90 nursing centers, 22 sub-acute units, 634 Kindred at Home hospice, home health and non-medical home care locations, 100 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,913 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

[1]	Revenues were computed by combining the twelve months ended December 31, 2014 data for Kindred, Gentiva Health Services, Inc. (“Gentiva”), which was acquired by the Company on February 2, 2015, and Centerre Healthcare Corporation (“Centerre”), which was acquired by the Company on January 1, 2015.

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